SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant                              [X]
Filed by a Party other than the Registrant           [ ]

Check the appropriate box:
[ ]    Preliminary proxy statement.
[ ] Confidential, for use of the commission only (as permitted by Rule 14a-6(e)(2)).
[ ]    Definitive proxy statement.
[X]    Definitive additional materials.
[ ]    Soliciting material under Rule 14a-12.

                              Wachovia Corporation
                (Name of Registrant as Specified in Its Charter)

                                       N/A
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of filing fee (check the appropriate box):

[X]  No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.
         (1) Title of each class of securities to which transaction applies:
         (2)      Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         (4)      Proposed maximum aggregate value of transaction:
         (5)      Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
         (1) Amount Previously Paid:
         (2) Form, Schedule or Registration Statement No.:
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         (4) Date Filed:

                               Date: July 23, 2001

The proposed merger of First Union and Wachovia will be submitted to First Union's and Wachovia's shareholders for their consideration. Shareholders are urged to read the joint proxy statement/prospectus regarding the proposed merger between First Union and Wachovia and any other relevant documents filed with the SEC because they contain important information. Shareholders may obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about First Union and Wachovia, without charge, at the SEC's Internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and other SEC filings that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, from First Union, Investor Relations, One First Union Center, Charlotte, North Carolina 28288-0206 (704-374-6782), or from Wachovia, Investor Relations, 100 North Main Street, Winston-Salem, North Carolina 27150 (866-883-0789).

The information presented below may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation: (i) statements about the benefits of the merger between First Union Corporation and Wachovia Corporation, including future financial and operating results, cost savings, enhanced revenues, and accretion to reported earnings that may be realized from the merger; (ii) statements with respect to First Union's and Wachovia's plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as "believes", "expects", "anticipates", "estimates", "intends", "plans", "targets", "projects" and similar expressions. These statements are based upon the current beliefs and expectations of First Union's and Wachovia's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the risk that the businesses of First Union and Wachovia will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (3) revenues following the merger may be lower than expected; (4) deposit attrition, operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; (5) the ability to obtain governmental approvals of the merger on the proposed terms and schedule; (6) the failure of First Union's and Wachovia's shareholders to approve the merger; (7) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (8) the strength of the United States economy in general and the strength of the local economies in which the combined company will conduct operations may be different than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on the combined company's loan portfolio and allowance for loan losses; (9) changes in the U.S. and foreign legal and regulatory framework; and (10) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the combined company's capital markets and asset management activities. Additional factors that could cause First Union's and Wachovia's results to differ materially from those described in the forward-looking statements can be found in First Union's and Wachovia's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available at the SEC's Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to First Union or Wachovia or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. First Union and Wachovia do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

LETTER SENT TO WACHOVIA SHAREHOLDERS REGARDING PROPOSED MERGER OF FIRST UNION AND WACHOVIA - SCRIPT OF WACHOVIA EARNINGS RELEASE CONFERENCE CALL - PRESENTATION TO WACHOVIA EMPLOYEES REGARDING PROPOSED MERGER OF FIRST UNION AND WACHOVIA

THE FOLLOWING LETTER WAS SENT TO WACHOVIA SHAREHOLDERS REGARDING THE PROPOSED MERGER OF FIRST UNION AND WACHOVIA

                                  July 17, 2001

Dear Fellow Wachovia Shareholder:

Our August 3, 2001 shareholder meeting is fast approaching. If you have not yet done so, I ask you to please vote FOR our merger with First Union -- and the creation of the new Wachovia -- on the enclosed WHITE proxy card. Even if you have voted in favor of the merger on SunTrust's blue card, please vote again FOR the merger on the WHITE card.

We are committed to our merger with First Union because we believe the benefits to you from the merger are overwhelming; which is why we continue to ask for your support. Here are some additional reasons:

      Wachovia and First Union reported excellent financial performance

Just last week, Wachovia and First Union each reported their financial results for the second quarter of 2001. Both companies reported very strong earnings. First Union CEO Ken Thompson, management teams of both banks and I feel a renewed sense of optimism over the prospects for the new Wachovia. In addition, we are gratified with the financial market's reaction to our performance. Let me share with you what some of the leading experts in the banking industry are saying about First Union and Wachovia.

'Turnaround Solidly In Place; Stock Unusually Attractive . . . Virtually every aspect of First Union's business demonstrated improvement during the quarter. This suggests that First Union's outlook going forward is more attractive than it has been for years . . .'

                 -- Raymond James & Associates: Richard X. Bove, July 12, 2001

'Based on the improvement evident in the Q2 results as well as our numerous discussions with management over the last month or two we have also become increasingly more comfortable with the proposed merger with Wachovia . . . There is no question that First Union is better positioned than we previously thought.'

                               -- A.G. Edwards: David C. Stumpf, July 12, 2001

'In our judgment, this strong second quarter performance virtually guarantees First Union is the winning bidder for the recently announced Wachovia franchise.'

                  U.S. Bancorp Piper Jaffray: Andrew B. Collins, July 13, 2001

'Wachovia's results were solid in a challenging environment.'

                            -- UBS Warburg: Michael A. Plodwick, July 12, 2001

'Wachovia demonstrated that its employees could keep their eye on the ball and post solid operating results of $1.22, which met our estimate and beat consensus by 2 cents.'

                -- Janney Montgomery Scott: Claire M. Percarpio, July 12, 2001


Trends in [First Union's] general bank and in capital management were impressive
 . . . The results underscore our view that this company is pointed in the right direction.'

            -- Deutsche Banc Alex. Brown Inc.: George A. Bicher, July 12, 2001

                   (permission to use quotes was received)

                       First Union's momentum continues

Since Ken Thompson began First Union's restructuring a year ago, his company has been revitalized and has delivered steadily improving results to its shareholders. Consider the following about our merger partner:

 4 consecutive quarters of increased core earnings per share growth.

Dramatically improved customer service as demonstrated by nine consecutive quarters of increased customer satisfaction throughout First Union's branches and other areas of the company. We believe First Union now stands on the threshhold of reaching its goal of 'best in class' in customer service when compared with other financial institutions.

Most importantly, First Union's shareholders have been rewarded. Since the beginning of this year, First Union's stock price has risen by 23% and has outperformed the S&P500, which was down by 9%.

             While the new Wachovia is looking toward the future,
                        SunTrust is rooted in the past

SunTrust has made a lot of noise lately about its past record. We believe you should look at the future when evaluating the benefits of a merger between Wachovia and First Union.

Let's look at the future. Here are what we believe to be just a few of the considerable strengths of a Wachovia/First Union merger.

Superior profit growth. We expect the new Wachovia's profits will grow at least 10-12 percent per year. In a combination with SunTrust, we believe SunTrust's profit growth will be lower and affected by SunTrust's lackluster core earnings record.

Greater capital strength. In our view, the new Wachovia will have a strong Tier I capital ratio of 7.7 percent. In a combination with SunTrust, SunTrust's Tier I capital ratio would be dead last among the top 50 U.S. banks.

Conservative dividend payout. The new Wachovia expects a conservative 35 percent dividend payout ratio, in line with banking industry norms. This would allow the new Wachovia to invest more in its growth businesses and grow profits faster.

In order to pay Wachovia shareholders a $2.40 dividend, SunTrust will be forced to raise its dividend payout ratio to an uncomfortably high 47% -- this would place SunTrust's ratio significantly above the industry norm (the 47th highest among the top 50 U.S. banks). In our view, this would also seriously limit SunTrust's ability to invest in its businesses in the future and could seriously restrict profit growth.

Greater flexibility to increase future dividends. The faster profit growth and better financial condition we expect from our merger we believe allows the new Wachovia to increase dividends faster than SunTrust.

In a combination with SunTrust, SunTrust's ability to grow dividends would be limited by its slower profit growth and its lower capital.


     The new Wachovia's dividend is better. Don't let SunTrust fool you.

We believe that superior profit growth, greater capital strength, a conservative payout ratio and greater flexibility to increase future dividends all add up to a better dividend from the new Wachovia. Wachovia shareholders can receive at least the same $2.40 dividend rate they now enjoy from their Wachovia shares.

By now, you have received a great deal of material from Wachovia and SunTrust. I very much regret the inconvenience and confusion this may have caused you. As you know, SunTrust has made an unsolicited and hostile attempt to break up our planned merger with First Union and to force a takeover of Wachovia on terms dictated strictly by SunTrust. We are committed to our merger with First Union because we believe the benefits to you from the merger are overwhelming; this is why we continue to ask for your support.

                              Important Reminder

  Your vote is extremely important. We need your vote today to create the new Wachovia. If you vote for the merger on SunTrust's blue card and our white card on the same day, it could nullify your vote. Please vote FOR the merger of Wachovia and First Union by signing, dating and returning the WHITE proxy card today. Please discard SunTrust's blue card.

Thank you for your continued support.

On behalf of the Board of Directors

Sincerely,
L.M. BAKER, JR.
Chairman and Chief Executive Officer

  If you have any questions, require assistance in filling out your proxy card, or need additional copies of the Proxy Statement or related materials, a team of professionals is available to help you. Please call the Shareholder Hotline at 866-883-0789 or our proxy solicitors:

 MacKenzie Partners, Inc.: 800-322-2885
             Georgeson
 Shareholder:                   800-223-2064


The proposed merger of Wachovia and First Union will be submitted to Wachovia's and First Union's shareholders for their consideration. Shareholders are urged to read the joint proxy statement/prospectus regarding the proposed merger between Wachovia and First Union and any other relevant documents filed with the SEC because they contain important information. Shareholders may obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Wachovia and First Union, without charge, at the SEC's Internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and other SEC filings that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, from Wachovia, Investor Relations, 100 North Main Street, Winston-Salem, North Carolina 27150 (866-883-0789), or from First Union, Investor Relations, One First Union Center, Charlotte, North Carolina 28288-0206 (704-374-6782).

The information presented above may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation: (i) statements about the benefits of the merger between Wachovia Corporation and First Union Corporation, including future financial and operating results, cost savings, enhanced revenues, and accretion to reported earnings that may be realized from the merger; (ii) statements with respect to Wachovia's and First Union's plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as 'believes', 'expects', 'anticipates', 'estimates', 'intends', 'plans', 'targets', 'projects' and similar expressions. These statements are based upon the current beliefs and expectations of Wachovia's and First Union's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the risk that the businesses of Wachovia and First Union will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (3) revenues following the merger may be lower than expected; (4) deposit attrition, operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; (5) the ability to obtain governmental approvals of the merger on the proposed terms and schedule; (6) the failure of Wachovia's and First Union's shareholders to approve the merger; (7) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (8) the strength of the United States economy in general and the strength of the local economies in which the combined company will conduct operations may be different than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on the combined company's loan portfolio and allowance for loan losses; (9) changes in the U.S. and foreign legal and regulatory framework; and (10) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the combined company's capital markets and asset management activities. Additional factors that could cause Wachovia's and First Union's results to differ materially from those described in the forward-looking statements can be found in Wachovia's and First Union's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available at the SEC's Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Wachovia or First Union or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Wachovia and First Union do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.



SCRIPT OF WACHOVIA CORPORATIONS EARNINGS RELEASE CONFERENCE CALL




                                    WACHOVIA

                              Moderator: Bob McCoy
                                  July 11, 2001
                                  9:00 a.m. CT

Operator: Good day everyone and welcome to the Wachovia second quarter 2001 earnings conference call.

         Today's conference is being recorded. At this time for opening remarks and introductions I would like to turn the call over to the Vice Chairman and Chief Financial Officer, Mr. Robert S. McCoy, Jr. Please go ahead, sir.

Robert McCoy: Thank you. Good morning and welcome to Wachovia. This is Bob
         McCoy and thank you for joining us today. In just a moment Bud Baker will provide some opening comments. We will then review Wachovia's second quarter and receive your questions before we wrap up in about an hour.

         Also joining us on the call this morning are Don Truslow, Chief Risk Officer and David Gaines, Comptroller for Wachovia.

         Let me preface our discussion by reminding you that our comments will contain forward looking statements primarily pertaining to anticipated income and expense trends related to future earnings. These statements involve risk and uncertainty and listeners are cautioned to not place undo reliance on them since actual results may differ materially from management's expectations.

         Additional information about the risk and uncertainty of such statements is contained in Wachovia's annual report and other filings with the Securities and Exchange Commission.

         We urge shareholders to read the proxy statements for the proposed merger with First Union and the related documents filed with the SEC because they contain important information. You may obtain these documents by calling 866-883-0789 or by accessing the SEC's Internet Web site.

         Our press release was distributed earlier this morning. The earnings announcements, financial tables and a replay of this discussion are all available from the investor relations section of our Web site www.wachovia.com.

         Let me now introduce Bud Baker, Chairman and Chief Executive Officer of Wachovia.

Bud Baker: Thanks very much, Bob.

         This is Bud Baker and thank you for joining us this morning. Let me say that I think Wachovia reports a good quarter this morning. And Bob will go over that in great detail with you in just a few moments.

         The economy continues to provide challenges and is certainly of interest during this period of time. I would say in a general way that the economy continues as it relates to our customers to perform better than we thought it might given the kind of pressure that we're under. And business conditions by and large for most lines of business that are prominent within Wachovia were good during the quarter. There were some obvious weaknesses that Bob will point out in certain market-related areas but that is -- that is not news at this point -- it is a continuation of some trends we've seen over the past year.

         But generally we saw good loan growth, we saw good deposit activity and lots of forward thinking activity going on on the part of our customers. I'm very pleased to report to you that under the conditions in which we've operated, with a merger proposal pending with First Union, that our employees during this period of time -- the people of Wachovia -- have responded extremely well. One of the things we knew as we announced the First Union-Wachovia transaction is that it would be very important to stay in touch with our customers and to keep our eye on the most important ingredient in this, which is the level of service we are providing with our customers and the level of service that they are accomplishing with us.

         So our business volumes are looking good. Our people have done an extraordinary job, in my opinion, of doing business with our customers and serving them while in some cases also helping with the integration effort that's underway.

         Relative to that effort, Bob McCoy is one of the -- is the co-chair of the integration process. He may have some comments about that but I would say to you that our integration effort continues to go well. We are about 70 days into the process. The interaction between the people of Wachovia and First Union is extremely rewarding. Good ideas are coming forth. There's been a lot of work done and I think that we have made remarkable progress. And, if anything, I am even more optimistic than I was when we reported our proposed merger in mid-April. I'll look forward to being here to help answer your questions later and now let me turn this over to Bob.

Bob McCoy: Thank you, Bud.

         As you have seen from our press release, we had a good second quarter. Wachovia announced net operating earnings of $253 million or $1.22 per share for the second quarter. These results are both consistent with both expectations and our first-quarter results.

         We believe this quarter actually reflects stronger core operations than the prior period. Average loan volume grew modestly as continued reductions in the large corporate portfolio offset growth in the retail and real estate books.

         Net yield on earning assets posted better than expected results, rising four basis points to 3.97 percent on a linked quarter basis.

         Fee income also grew well across a number of fronts, most notably in service charges and mortgage fees, which reflected the attractive rate environment.

         Growth in operating expenses remained comfortably within our annual target of three percent excluding acquisitions.

         On the credit front we provided more reserves than was recognized in charge-offs for the period and non-performing loans were reduced.

         We repurchased eight million shares during the quarter, which enabled us to hold average diluted share count steady despite the earlier issuance of stock for Republic securities and normal share increases. These shares were retired as stipulated by North Carolina law and have no impact on our upcoming proxy vote. We are not repurchasing shares during the current blackout period.

         The quarter included two events that did not impact quarter earnings but merit particular description. First, we have provided supplemental financial tables showing the retail credit card business on a discontinued basis given it's pending sale. Our intent is to provide you with the traditional view of Wachovia for prior period comparison and the future view for constructing earnings models.

         We had originally anticipated closing this transaction in the second quarter. However, our proposed merger with First Union has necessitated changes to the agent bank agreement, which are in the final stages of completion. As described when the transaction was originally announced, the sale is still expected to generate in excess of $1 billion in capital.

         The $1.22 consolidated operating earnings per share in the current period include the $1.11 from continuing operations and 11 cents from the discontinued card operations.

         Second, we elected to take advantage of recent Federal Reserve rate cuts by harvesting $88 million more in gains from our investment portfolio than in the first quarter. These gains were deployed into an aggressive loan sale program, which was a critical driver behind our $30 million net reduction in non-performing assets during the period. It also funded $56 million in additional loan loss reserves. None of this gain fell to our bottom line.

         This action also allowed us to achieve objectives of becoming slightly more liability sensitive by extending our average portfolio maturity.

         Shifting to our detailed financials, operating net income was $252.7 million for the second quarter, virtually unchanged from the prior quarter.

         Excluding card, operating net income was $230.8 million for the second quarter versus $227.4 million in the first. Operating return on assets was 1.35 percent, while operating return on equity was 15.48 percent.

         Though period end shareholders' equity was reduced by share repurchases, average equity was higher than the prior period.

         We remain very well capitalized with our tier one capital ratio standing at 7.3 percent and total risk-based capital ratio of 11.2 percent.

         Reported earnings EPS numbers include $11.7 million of pre-tax integration charges which are evenly split between the Republic Security acquisition and expenses incurred to date for the proposed First Union merger.

         Net income interest increased 23.2 million or 3.7 percent on a linked quarter basis. Roughly half of this growth resulted from higher loan volumes and half from better spreads.

         Net interest margin yield rose four basis points to 3.97 percent due to better pricing on both sides of the balance sheet and increased deposit levels. A return to more normal loan fees also contributed to this improvement.

         Excluding card, net interest yield was 3.69 percent compared to 3.64 percent in the prior period.

         Average loan volumes increased just over $1 billion or 1.8 percent on a linked quarter basis as strong growth in retail and real estate lending exceeded planned reductions in the large corporate portfolio.

         Average commercial loans decreased 1.2 billion or 6.7 percent through a planned pull back in large corporate reflecting our view of the current economic environment and shifting assets to areas expected to bring better returns on capital.

         We continue to lend to attractive customer relationships throughout the commercial portfolio.

         Average retail loans grew 4.5 percent -- about half from inclusion of a full quarter Republic Security Bank with remaining growth particularly strong in automobile lending.

         Average real estate loans increase 1.7 billion or 7.6 percent on a linked quarter basis, while half of the real estate growth was also related to the inclusion of Republic Security Bank.

         On funding, we had a beneficial shift in our liability mix as deposits increased while wholesale funding was lower. Total deposits increased
         1.5 billion or 3.5 percent linked quarter, including excellent business performance by Republic Security Bank.

         Our important Premier Deposit product, which serves the affluent market, posted $730 million in growth or 7.3 percent on a linked quarter basis. Other wholesale funding fell by 699 million or 3.3 percent.

         Non-interest income, excluding security gains and the prior period's $42 million positive mark on the (Concord EFS) increased 36 million or eight percent on a linked quarter basis. There are several categories to note. Service charges on deposit accounts were up 10 percent over prior quarter with the increase about evenly split between commercial service charges and NSF and overdraft fees.

         Trust fees were up one-and-a-half percent compared with prior quarter despite difficult market conditions.

         Credit card income posted a 14 percent rebound from the seasonally slow first quarter including impact of renewed customer purchase volumes, which increased interchange payments and over limit fees.

         Investment fees were steady with the first quarter despite lower market values and slower trading volume. Continued growth in annuity income is offsetting declines in equity commissions.

         Capital (Markets) fees did decline five percent versus a very robust first quarter, but remains significantly higher than run rate of prior quarters. Customer derivatives and fixed income activities continued strong. However, syndications suffered from the pull back in large corporate lending and other investment banking activities remained soft due to market conditions.

         Mortgage fees rose 6.6 million as lower rates continue to drive extraordinary volume. Other income is down substantially from the first quarter, given that period's $42 million pre-tax gains from the (Star System) merger with (Concord EFS).

         As previously mentioned, we recognized $97.2 million of securities gains for the quarter or $88 million more than the prior period. Approximately $5 million related to our sale of the (Concord EFS) stock in the secondary offering and five million to normal securities activities.

         Opportunistic harvesting of the investment portfolio yields the remaining $87 million.

         The gains were deployed into credit actions. There are a couple of ways you might think of this. First, the $88 million increase in security gains on a linked quarter basis is less than the $94 million increase in the provision expense.

         Alternatively, the $88 million increase in security gains was offset by $56 million from the loan loss allowance increase and $33 million in charge-offs and other expenses related to loan sales.

         Cash proceeds from these sales were reinvested in longer maturity assets, extending the investment portfolio duration. As a result of this shift we have become slightly more liability sensitive. It is worth noting that the gains embedded in this portfolio would have been lost in the purchase accounting adjustments related to our proposed merger with First Union.

         Non-interest expense growth remained comfortably within our annual target of three percent, increasing just one percent from the prior year and 1.7 percent from the prior quarter.

         Personnel expenses rose 4.9 percent due to more normal incentive pay accruals and full quarter inclusion of Republic Security Bank.

         Non-personnel expenses fell two percent including large declines in the areas of professional services, marketing and donations. Resulting overhead ratio excluding non-recurring expense was 54.9 percent, less than the 55.6 percent recorded a year earlier and about equal to the first quarter.

         Moving to the topic of credit, we continued to make good progress in the second quarter on managing credit risk and reducing exposure to distressed credits.

         We told you at our March investors conference that we would be very pro-active in credit risk management. We are pleased with the work accomplished thus far including improved allowance to total loans and allowance to non-performing loans coverage ratios, which stood at 1.60 percent and 2.39 (times) respectively at the end of the quarter.

         Charge-offs increased $41 million to $160 million with 17 million of the increase coming from the discontinued credit card operation. The remainder includes 30 million from loan sales taking advantage of periodic strains in secondary market pricing.

         In March, we shared that we had identified roughly $3 billion in exposure to companies where we're exiting the credit for relationship reasons or credit concerns. So far we have reduced this exposure by half or about $1.6 billion.

         We also shared that we had moved roughly $2.2 billion to our workout group. Since then we have reduced these exposures by roughly $600 million while adding to them $200 million for a net reduction of about $400 million in the workout group.

         Good progress continues in reducing non-performing loans as well. Non-performing loans decreased $30.3 million during the quarter and totaled $379.8 million or 67 basis points of loans at the end of the quarter.

         Since the beginning of the year, aggressive management has reduced our non-performing loans by 24 percent or $120 million. During the quarter we moved two significant loans to non-perform status. First was our $29 million exposure to (Warnaco), which filed for bankruptcy. And second was a $23 million exposure to a private company where we have restructured the debt to help the company work through a challenging business environment.

         Provision for loan loses was 215.7 million covering net loan losses of
         160.1 million in building and loan loss allowance by $55.6 million.

         Based upon our reserve models given the current weak economic environment we believe it was prudent to build the loan loss allowance.

         We remain guarded in our outlook for credit quality for the remainder of the year given the continuing signs of weakness in many sectors of the economy.

         Now let me quickly comment on upcoming events and our outlook. We expect to close the sale of our consumer credit card operation before the end of July. Even with the aforementioned modifications to the agent bank agreement this sale is expected to generate in excess of $1 billion in economic capital for our shareholders.

         We will be meeting with shareholders throughout the end of July to discuss the merits of our proposed merger with First Union.

         The Wachovia shareholder meeting will be held August 3rd. It may be two to three weeks after that date before the outcome of the vote can be certified.

         Assuming the proposed First Union merger is approved by our shareholders, consummation should occur in September. At that point shareholders will exchange each Wachovia share for two shares in the new Wachovia and choose either the additional 48 cents per share in cash consideration or an additional two shares of the dividend equalization preferred stock.

         The two options allow shareholders to select their preferred approach to maintaining Wachovia's existing $2.40 per share.

         The current First Call consensus for Wachovia indicates expected earnings per share of $4.84 for the year. Assuming no re-deployment of excess capital from the credit card sale and the stock repurchases or investments in new businesses, we are comfortable with the full year consensus.

         In conclusion, we had a good second quarter. We achieved healthy revenue growth in important business lines, controlled expenses and improved our risk profile. Before moving to your questions it is important to thank our employees for their extraordinary professionalism and commitment during this unusual time for our company and our customers for allowing us to continue serving their financial needs and the employees of First Union for partnering with us in creating the Premiere East Coast Financial Services firm.

         This concludes my prepared remarks. Also joining Bud and me for today's question and answer session are Don Truslow and David Gaines. I'd now like to ask the operator to begin the question and answer session.

Operator: Thank you, gentlemen. Our question-and-answer session will be conducted electronically today. If you would like to ask a question simply press the star key, followed by the digit one on your touch-tone telephone. We will proceed in the order that you signal us and we will take as many questions as time permits.

         Once again, if you would like to ask a question, press star, one at this time. And we'll pause for just a moment. We'll first hear from Mike Mayo of Prudential.

Mike Mayo: Good morning everyone.

Bob McCoy: Hi, Mike.

Mike Mayo: Just some clarification on the credit quality. How much in loan sales did you have during the quarter? How much in NPAs were sold? How much did charge-offs increase due to the loan sales? I thought I heard both $33 million and $30 million. And just any more color you can give on the loan sales and credit quality.

Bob McCoy: Mike, I'm going to let Don handle that question.

Don Truslow: Hey, Mike. Basically during the quarter we saw an improvement in the secondary market for certain credits. And so coming off of March we decided to move maybe a little more aggressively than planned when we had the investor conference in March during the quarter to take advantage of those opportunities.

         We in essence sold about $125 million in exposure in the secondary market. The impact of non-performs for the quarter was about $64 million so we reduced non-performs by about $64 million through the sale.

         The charge through the loan loss allowance that Bob referred to was about $30 million. And in addition to that we had about $2.5-3.0 million in charges that went through other income that basically relates to un-funded commitments. And we don't take those discounts through the loan loss allowance because they're not on- balance sheet assets.

         So, Mike, in essence what we did in the second quarter was really a continuation of what we began last fall and accelerated a little bit in the first quarter in trying to be opportunistic and taking advantage of different vehicles while reducing and mitigating risk in the portfolio. And in some instances we saw prices as much as double as we came through the second quarter and so we moved on some of those opportunities and were able to move some of those assets off the balance sheet.

Mike Mayo: I just have a quick follow up. As far as the charges in other income due to the un-funded commitments, has that item been there or is that a newer item?

Don Truslow: There was a little bit of that that flowed through in the first quarter and we did have some assets sales in the first quarter. About $5 million I believe in the first quarter that we had talked about. So the difference between first quarter and the second quarter it came down somewhat from the first quarter but where we had sold un-funded exposures before, that's been the preferred accounting treatment for taking those discounts.

Mike Mayo: And where do you see a run rate for provisions going forward?

Don Truslow: Mike, coming into the year and in the first quarter we anticipated that charge-offs would be somewhat higher in the first half of the year versus the second half of the year. I'll tell you, the charge-offs spiked up a little bit more in the card business than I had anticipated at the beginning of the first quarter. We saw a real jump up in May and in June, as I think the rest of the industry did, in bankruptcies.

         I would say the outlook right now is that I think the pace will moderate in the last half of the year from the first half but it's still going to be a pretty challenging environment for us to work through. We saw a lot of softening in the economy in the second quarter and we continue to read news that will represent significant challenges for our customers for the rest of the year.

         So I still think that charge-offs and therefore provisions will moderate a little bit in the second half of the year but I do put a little bit of uncertainty and caution around that.

Mike Mayo: All right, thank you.

Operator: Our next question will come from John Balkind of Fox, Pitt, Kelton.

John Balkind: Good morning, guys.

Bob McCoy: Good morning, John.

John Balkind: A couple of quick questions.

         First, on the loan growth side. Could you talk a little bit about where the construction growth is coming from because that seems pretty strong. And on -- and on the indirect side could you just discuss where that growth is coming from -- the trends in pricing there? And what is the outlook for that business after the deal closes with First Union assuming it does close?

Don Truslow: John, this is Don.

         On the construction, side we've seen a very favorable environment in the residential business with interest rates down. So we have seen an uptick there in the construction business. Also remember that we closed the Republic transaction at the end of February so we have a full quarter's results in the second quarter of Republic. And -- so some of those loans mapped over into the construction and the commercial mortgage category as well.

         In the commercial side, we've seen -- commercial real estate side for construction loans -- we have seen a slow down in growth. We are being more cautious there as we have talked about before given, again, the economic environment and some of the softness that is beginning to creep into a variety of markets and a number of our customers are pulling back on the projects that -- a number of projects that they had otherwise been working on.

         On the indirect side, that business has actually been pretty good for this year. We've seen spreads widen out and so returns have been reasonably attractive for the first half of this year.

         You're correct in somewhat pointing out that First Union exited that business some time ago. It's a business that's still important to us and as we're moving through the integration and the teams are working with one another, it's a business that in the outlook for right now will continue to be important for us.

John Balkind: Sounds good. And one quick follow up on the earnings guidance.
         I was just noticing that for the first half using your $1.17 in Q1 and your $1.22 in Q2, you've done about $2.39. And then looking at the continuing ops for the first half, which I guess we could sort of translate to the second half, you've done around $2.21. If you just put those together you're a little bit below the $4.84. I'm wondering what the earnings leverage will be in the second half? Is it lower provisioning levels? Is it more improvement in the margin? What do you think the key issues are for you to hit that $4.84 number?

Bob McCoy: John, I think I go back to where we -- where we started the year with. And we haven't changed much. As to Don's point we expect provisioning to be lower. But we did feel it necessary to have stronger reserves going into the period and so we've just done it.

         What we've seen in the margin yield is we expect the margin yield to stay right in there. We were -- we were probably more pessimistic in our outlook than what actually happened. And so the yield is stronger than what we had actually thought it was going to be.

         We look for loan growth to continue in the mid-single digit range. We're not looking for a return to double-digit loan growth as we're moving forward. And I think that for the rest of it, I think it's continuing to do what we did this quarter. And it's improving I think. It's costs -- as we've looked at our cost control we think that that's going to continue. We still see good movement in basic banking -- that is electronic banking, service charge revenue, et cetera. And I just think, John, we see no reason to come off of the $4.84 right this minute based upon where we are.

         We think that we've got momentum recognizing what's going on with our employees out there and all the pressure they have and the customers. We just had a good result for this quarter and we couldn't be happier about how our employees are performing and the loyalty of our customers. And we think that will continue. And while Bud said -- Don said business was softer and looking in but Bud did say, though, in our marketplace we still see spurts of pretty good business. So, John, I just think -- I feel still comfortable where we are.

John Balkind: Sounds good.  Thanks, Bob.

Bob McCoy: Yeah.

Operator:Once again, if you would like to ask a question, press star, one. And we'll now hear from Jeff Davis -- I'm sorry -- Kate Blecher of Sandler O'Neill.

Kate Blecher: Yes. Actually I have two questions. One is on the more philosophical bend. How much of the decision to take the securities gains -- is really because there's going to be an increased concern of commercial quality. Because it would seem that you've already announced the intention to increase the reserve with the First Union merger. And also if you have the credit card gain I would think you could possibly increase the reserve at that point? And I have a follow up on the credit card sale.

Bob McCoy: Well, I just think the credit card gain -- you've got to remember that you have to separate a decision on your loan loss allowance from the credit card gain. And the credit card gain really doesn't have anything to do with the loan loss allowance.

         In the -- in the mathematics to get to the credit card gain and discontinuing operations, you do pull out of the loan loss reserve. That allowance is allocated to the credit card.

         But when you -- when you put it back in it has to be done as if you need -- as a separate transaction -- it's a separate computation and it stands by itself. So the credit card gain -- I think conceptually one could argue is an opportunity. But on the other hand, the allowance addition for this quarter has to stand on it's own and it has to stand based on what we know today -- and nothing involved in the credit card -- credit card gain.

         With respect to the securities transactions and waiting until the next quarter, we didn't believe that it was appropriate to put off a decision which Don felt pretty strongly about when we were looking at the portfolio and looking at economic decisions. We made the decision to go ahead and build the reserve before we decided to take the securities gains. What I said was, "look, if we're going to build the reserve and we're going to take this aggressive action, let's pay for it. And let's pay for it because we've got a window of opportunity on the spreads on our portfolio." And secondly is those gains will never be recognized under purchase accounting transactions subsequent to this quarter.

         So it's a little bit of -- a little bit of all of that, Kate. There's no one issue but it just seemed appropriate to monetize that portfolio -- that part of the portfolio when we know it -- we saw that we were going to have about a $94 million increase in loan loss provision linked toward a basis really driven by proactive decisions and Don's review of the portfolio. Don, you might want to have a comment on that.

Don Truslow: Yeah, as you're probably well aware, each quarter we -- at least once a quarter -- we come up and look at the level of our loan loss reserves and run current conditions through our models. And basically the softening economy and the results that we saw in that ((inaudible)) in the second quarter, the fact that with the cards being classified as a discontinued operation from an accounting standpoint, as Bob mentioned, we have to pull out a portion of the reserves -- about $150 million in this case -- that in some ways while on an ongoing basis the loan loss reserves are reallocated into certain buckets, it is available to cover losses anywhere in the loan portfolio.

         And so now if I find the card business is discontinued and having to segregate out that portion of the loan loss reserve in a sense, accounting-wise, it's not available to the whole portfolio. And a combination of those two things and just because we thought it was a prudent action to take in the second quarter led us to our decision to build the loan loss reserve by about $55-56 million.

Kate Blecher: OK.

Don Truslow: And not wait.

Kate Blecher: So thank you. And then also on the credit card, you mentioned that you expect to close before the end of the quarter and that you're still talking to First USA. I guess there have just been some rumors going around that there have been -- funny rumors going around -- about the potential problems with that deal. Are you currently talking to both First USA and MBNA?

Bob McCoy: With -- I won't -- MBNA -- we don't -- we don't have any control over MBNA. Our discussions -- we're continuing the dialog with the people we signed a contract with and we fully expect to close that out -- actually before -- not before the end of the quarter, before the end of the month.

Kate Blecher: Oh, I'm sorry, before the end of the month. Right, and so you're not -- are you looking for any additional costs associated with that then you had originally?

Bob McCoy: Costs?

Kate Blecher:  Yeah.

Bob McCoy: No, not really. No, no. We're continuing to run it and we would have been running it anyway under a -- under an agreement with them to continue to run it until they could do the conversion. And so there's no additional costs.

Kate Blecher: OK, thank you.

Operator: We'll take our next question from Catherine Murray of JP Morgan.

Catherine Murray: Yes, good morning. I have two questions. The first, could we just clarify on a sequential quarter basis what was the loan growth if we exclude the effect of Republic?

Bob McCoy: ((inaudible)). It's about -- it's about half. If you took the loan growth of -- I looked at the net interest margin dollars but if I look at the loan growth it's about -- if I take out -- I'm just looking at the schedule -- their growth was about -- it's about two percent loan growth.

Catherine Murray: So does that two percent exclude Republic?

Bob McCoy: Yeah, if you take out -- actually most of the loan growth -- if you look at the loan growth most of it -- the total loan growth was $1 billion. And the loan growth from Republic is most of that.

Catherine Murray: OK, thank you. And then, secondly, could you just review, because you did it in a couple of different places, but could you just review the effects of Republic on the major income statement line items just so we can line it up in one place?

Bob McCoy: Sure. If you look at -- if you look at overall it had about a $12 million net interest income, about half the increase. On non-interest income it's about $5 million of the increase. So if you look at overall increase and you take linked quarters and you take out the Concord EFS gain from it we probably had somewhere around $28 million of true growth in non-interest income. And it had about $14 million of the expense growth.

Catherine Murray:  OK, great.  And did it effect the provisioning?

Bob McCoy: Not to any -- not to any magnitude -- no. What it is, is by the time it gets in it's now a part of the overall portfolio and so to say that it impacted -- it's very, very minor. It had -- we allocated about $1 million of additional provision to Republic.

Catherine Murray:  OK.

Bob McCoy: Very minor, Katherine. And bottom line -- after you allocate amortization, the DBI -- and after add goodwill amortization the cost of ((inaudible)) it breaks even ...

Catherine Murray:  OK.

Bob McCoy: ... for the first quarter.

Catherine Murray: OK, all right.  Great, thank you.

Bob McCoy: ((inaudible)) net on the bottom line.

Catherine Murray: Nothing net on the bottom line?

Bob McCoy: That is correct.

Catherine Murray: OK, great.  Thank you very much.

Bob McCoy: Yeah.

Operator: Next we'll hear from John Coffey of Citigroup.

John Coffey: Yeah, Bob, I heard you mention in a couple of places -- overdraft fees and over limit charges I think in credit cards -- other than the bank increase -- the increase in bankruptcy filings, are you seeing any other negative trends on consumer credit quality?

Bob McCoy: I'll let Don respond to that, John.

Don Truslow: John, the credit card business is really where we have seen most of it. There's been just a little bit of an uptick in some of the other categories in past dues but really not very much change from the first quarter or the fourth quarter of last year as it relates to loss rates. It was really the credit card business where we saw a jump in the May and June timeframe.

John Coffey: OK. And then switching gears, on the bond sales -- what is the give up in basis points on your yields on the securities after you reinvested them?

Bob McCoy: It's actually not much. We didn't give up much in the way of spread.
         One way to look at it is you do give up basis points but what you really want to look at is the spread. And what we were looking at is a basis that's almost immaterial to the size of the portfolio, John. It's going to have hardly any impact on it.

         It was really done -- actually there were two reasons to do it. One was to recognize the gain. The second is we extended the portfolio's duration by a year and that was very important to our liability sensitivity. But about one basis point.

John Coffey: And when you're thinking about liability sensitivity right now are you thinking about it in combination with First Union or still Wachovia standalone?

Bob McCoy: We were looking at Wachovia standalone, John.

John Coffey: OK, thanks.

Don Truslow: It really is a very slight ((inaudible)).

Bob McCoy: Yeah, when you -- when you -- when you look at the sensitivity movement it's pretty -- we had -- we were pretty neutral to slightly -- now we're slightly more liability sensitive. And our size institution -- I don't want you to think we're as precise as you think we can be but we're pretty close and we think we're now slightly more liability -- going forward -- slightly more liability sensitive.

John Coffey: OK, thanks.

Bob McCoy: OK.

Operator: Our next question will come from Nancy Bush of Ryan Beck.

Nancy Bush: Good morning.

Bob McCoy: Good morning.

Nancy Bush: In your integration talks can you tell us how the branch operations piece of this is evolving? Are you going to end up, as you see it now, having significant impact on the way First Union configures and operates their branches?

Bob McCoy: Well, I think, first of all, we have had a business review from the retail group and they have proposed their models as to what they believe going forward the retail bank ought to look like. I think it's premature to say we know exactly what's going to happen but their initial proposal has been, "Look, first of all, we're going to look at the whole network as it exists." And we've made that very conscious decision not to close branches right up front and take a year to look and see where it should be. And part of that really is to give the retail people an opportunity to decide what that branch configurations look like. For example, how many new investment centers should be set up? How many new small business centers should be set up? If you have branches next to each other, can you really afford to close one and drive all of that volume into another one?

         And the nice thing is because of the transaction there will be such a little premium that we don't have to be driving expense saving right off the bat -- we're able to take time to do that.

         Now as far as which model is going to survive -- whether it's the Wachovia or the First Union model -- there was a free flowing discussion that concentrated in two areas. One, Wachovia's customer service model certainly is the model that's been significantly discussed and I think the consensus was in the retail group that they like that part of it and you would think that the customer service model from the Wachovia franchise would probably be the new model.

         If you go to the sales side and the product side, the First Union model is an excellent model. And that is driving sales through the -- through the branch network. And they're just more effective than the Wachovia side. So I really think it's going to be a combination of both. And, of course, that was out -- that was what we tried to do right from the start.

         So the retail model, which is still in it's development stage but the part that they have provided to the project office was really a combination of both sides. That included small business lending -- the whole -- the full approach to small business through the branches and through the call center. And so it's really a pretty all-inclusive one but the work has certainly not been done by any stretch. And we still have a lot of work to go. David, do you have anything you want to add to that?

David Gaines: Well, you mentioned, this is David Gaines -- you may even say on the sales side you've also got a blend because, as Bob alluded to, First Union has had great experience and success licensing people in the branches and making investment sales happen much more than we have. And that's obviously a piece of the model we want to leverage in the new Wachovia.

         We've probably done pretty well on the business banking front and with mortgages in our branches are we're going to leverage that in the new Wachovia. So you're really getting a blend across the...

Nancy Bush: Is there any discussion on -- in the interim before you close and integrate branches how you're going to bridge -- because the branches look fairly dramatically different -- how you're going to bridge the customer experience going from one to the other?

Bob McCoy: I think -- and, again, I wouldn't say we have got all of the answers but I think that's why this year was selected as a minimum period because there's a timeframe in there to get people to stay with their tellers, to stay with their CRs and to spend that time -- of course, nothing will really be done in terms of conversion until the deposit system's converted. And that will -- that will be done at some point out into 2002 and then the movement over to the customers themselves. You're point's very well taken because this is the most difficult part of one of these transactions is moving -- is moving people into a new environment and a new surrounding. And, yes, they are different -- the forms are different and what have you.

         But I think given the timeframe we've put on this of over a year we certainly should be able to spend time training both our employees of both sides and the customers feeling more comfortable as we move forward. So if we had given ourselves this much time I don't think I could answer this question very well to you.

         I feel real good about the integration process that we've seen recommended coming from the retail branch people and feel that we've got a significant amount of time to study it and make sure we do it right. And everybody is still saying the same thing -- we're still saying it -- that the customer is the one we need to preserve and take care of. And I think all of the training -- there's just an incredible amount of training that is set up for this thing prior to any kind of conversion.

         So the best I can say is the plan looks good. Of course, the proof will be in the implementation but the plan looks pretty good.

David Gaines: Well, Nancy this is Dave, again, probably the most important thing we can and will do for our customers day one is give them access to the full ATM network with no surcharges. And so you can keep the programming for that without having the branch conversions -- the actual deposit conversions achieved.

         And so that would be there. But as Bob said, you will continue until you convert and the current intent on conversion is you would take them state by state to make sure that you're taking your pace and you're doing it correctly and you're not trying a "Big Bang" approach, which would be too risky.

         But until you convert each phase -- you've still got First Union and Wachovia branch networks out there that are independent bank networks just as they are today in terms of customer impact. You wouldn't have people walking into First Union with Wachovia checks and being able to transact them as if it's a

         Wachovia branch. You'd get the ATMs there, you'd get the online systems as quickly as you can there.

Nancy Bush: All right, thanks very much.

Operator: Once again, if you would like to ask a question, press star, one. And we'll now hear from Chris Mutascio of Legg Mason.

Chris Mutascio: Good morning, gentlemen.

Male: Good morning, Chris.

Chris Mutascio: Don, just -- I missed much of the -- your response to the first question.

Don Truslow: Yeah?

Chris Mutascio: Did you say you sold $64 to $65 million NPAs during the quarter?

Don Truslow:  Yeah.

Chris Mutascio: So ...

Don Truslow: That's right.

Chris Mutascio: So roughly you'd have about -- without the sale just a $30 million or so increase in NPAs for the quarter?

Don Truslow: Yeah, Chris, basically we -- net reduction of about $30 overall.
         We had sales impact by about $64 million. Bob mentioned two larger non-performs that dropped on. We also had roughly $15 or $16 million of other non-performs that came on of smaller amounts. But then we were also successful in getting some collected. So when you wash all of that through that brought us to the net reduction of about $30 million.

Chris Mutascio: OK, do you have -- typically you report the 90 day past due number on your releases. Do you have that available right now?

Don Truslow: Because we moved up the date for reporting I'm not sure that we had a final number to drop in the schedule at this point.

Chris Mutascio: OK, I'll just follow up later then.

Don Truslow: OK, that would be fine.

Chris Mutascio: All right.  Thanks, guys.

Operator: Mr. Mutascio, did that answer your question?

Chris Mutascio: Oh, yes.

Operator: And we'll now hear from Tom Purcell of Viking Global Investments.

Tom Purcell: Hi, I just had a quick question. I noticed on the taxable equivalent yield analysis that the long-term debt yield on your funding side dropped a fair amount. I was just wondering if that had anything to do with swaps?

Bob McCoy: Yes, it's swaps.

Tom Purcell: OK, thanks.

Operator: And we'll take a follow up question from Kate Blecher of Sandler
         O'Neill.

Kate Blecher: Yes, thanks. I guess -- first, I'm sorry to keep harping on the credit quality but you had just gone over a bit of the non-performers -- the decrease. Can you -- is there a way you can give us a core number of what non-performers would have done if not for the loan sales and if not for the charge-offs impact on non-performing assets?

Bob McCoy: Well, actually our goal was to be very aggressive to take care of it so, yeah, we can say that non-performers without the loan sales and without charge-offs probably would have been up. But that wasn't the point. The point is that our goal was to take them down and we said that in March and Don is doing exactly what we said in March. Don, you might want to amplify that.

Don Truslow: Yeah, Kate, it's a dynamic -- it's a dynamic category. And so each quarter we have ones drop in the non-perform and we get some taken care of in a variety of ways. But if you step back and said, "Well, what would non-performs -- what would they have been like had not taken any action and we didn't get any pay outs or nothing good happened," if you will. Then we would have had the two increases combined about $52 million and then there's probably another $12 or $15 million that dropped on as well.

         But, again, it's a very dynamic category and we have movement in and out in every quarter.

Kate Blecher: OK. And is there a way you could give some sort of idea of what is the core earnings growth power of Wachovia as a standalone institution as a percentage growth rate exclusive of credit card?

Bob McCoy: Yeah, I think I would go back to the investor presentation. I wouldn't come off of that at all, Kate.

Kate Blecher: OK, so ...

Bob McCoy: You were there. It was -- yeah, I don't know of any reason why we would come off of that. We haven't seen any reason to come off what we said in March.

Kate Blecher: OK, so things still look fairly bright?

Bob McCoy: Yeah, yeah -- challenging -- heck. Very challenging but I wouldn't say we have any reason to come off what we said.

Kate Blecher: OK, excellent.  Thank you.

Bob McCoy: Sure.

Operator: And gentlemen, it appears there are no further questions at this time.
         I'll turn the conference back over to you for an additional or closing remarks.

Bob McCoy: I don't have any closing remarks other than to say thank you. Bud, anything you want to say?

Bud Baker: Thank you very much. We're pleased with the quarter and exceptionally pleased with all of the good things that the Wachovians did with our customers. Generally a very good quarter we think. Thank you very much.

Bob: Thank you.

Operator: And that concludes today's conference call. Thank you for your participation.

                                       END

THE FOLLOWING PRESENTATION WAS MADE TO WACHOVIA EMPLOYEES REGARDING THE PROPOSED MERGER OF FIRST UNION AND WACHOVIA

[FIRST UNION LOGO APPEARS HERE]                    [WACHOVIA LOGO APPEARS HERE]

                                    The new
                          [WACHOVIA LOGO APPEARS HERE]


                            A Clearly Superior Value
                                  Proposition

                                 July 16, 2001

                              Cautionary Statement
--------------------------------------------------------------------------------

The proposed merger of First Union and Wachovia will be submitted to First Union's and Wachovia's stockholders for their consideration, and First Union has filed a registration statement on Form S-4 with the SEC containing a preliminary joint proxy statement/prospectus of First Union and Wachovia and other relevant documents concerning the proposed transaction. Stockholders are urged to read the definitive joint proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the registration statement and the joint proxy statement/prospectus, as well as other filings containing information about First Union and Wachovia, at gov). Copies of the joint proxy statement/prospectus and the SEC filings that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to First Union, Investor Relations, One First Union Center, Charlotte, North Carolina 28288-0206 (704-374-6782), or to Wachovia, Investor Relations, 100 North Main Street, Winston-Salem, North Carolina 27150 (888-492-6397).

First Union and Wachovia, their respective directors and executive officers and certain other persons may be deemed to be participants in the solicitation of proxies from the stockholders of First Union and Wachovia in connection with the merger. Information about the directors and executive officers of First Union and their ownership of First Union common stock is set forth in First Union's proxy statement on Schedule 14A, as filed with the SEC on March 13, 2001. Information about the directors and executive officers of Wachovia and their ownership of Wachovia common stock is set forth in Wachovia's proxy statement on
Schedule 14A, as filed with the SEC on March 19, 2001. Information regarding the interests of other participants and additional information regarding directors and officers of First Union and Wachovia may be obtained by reading the registration statement, including Exhibit 99.8 thereto, and the definitive joint proxy statement/prospectus regarding the proposed transaction when it becomes available.

This presentation may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements about the benefits of the merger between First Union Corporation and Wachovia Corporation, including future financial and operating results, cost savings, enhanced revenues, and accretion to reported earnings that may be realized from the merger; (ii) statements with respect to First Union's and Wachovia's plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as "believes", "expects", "anticipates", "estimates", "intends", "plans", "targets", "projects" and similar expressions. These statements are based upon the current beliefs and expectations of First Union's and Wachovia's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

                              Cautionary Statement
--------------------------------------------------------------------------------

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the risk that the businesses of First Union and Wachovia will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (3) revenues following the merger may be lower than expected; (4) deposit attrition, operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; (5) the ability to obtain governmental approvals of the merger on the proposed terms and schedule; (6) the failure of First Union's and Wachovia's stockholders to approve the merger; (7) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (8) the strength of the United States economy in general and the strength of the local economies in which the combined company will conduct operations may be different than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on the combined company's loan portfolio and allowance for loan losses; (9) changes in the U.S. and foreign legal and regulatory framework; and (10) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the combined company's capital markets and asset management activities. Additional factors that could cause First Union's and Wachovia's results to differ materially from those described in the forward-looking statements can be found in First Union's and Wachovia's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to First Union or Wachovia or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. First Union and Wachovia do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

                                     Agenda
--------------------------------------------------------------------------------


|X|      The New Wachovia - A Superior Value

         -        Strategically

         -        Financially

         -        From a risk/reward perspective

|X|      Why A Combination with SunTrust Will Not Work

|X|      What Independent Observers Are Saying

|X|      Conclusion

                                The New Wachovia
--------------------------------------------------------------------------------

In Our View, a Superior Value for Wachovia Shareholders


Strategically       >> #1 retail bank in the East based on deposits

                    >> Premier wealth management and brokerage franchise

                    >> Industry- leading product set and distribution platform

                    >> Diversified, high-quality revenue and earnings stream


Financially         >> Substantial accretion to EPS

                    >> Protected dividend payment

                    >> Well-capitalized institution with ability to generate
                       significant excess capital

                    >> Excess capital to fund future dividend increases and
                       strategic  initiatives


Risk/Reward         >> Significant growth potential in the new Wachovia stock

                    >> Deliberate 3-year integration plan

                    >> Achievable cost savings

                    >> Full-time, dedicated and experienced integration team

                                The New Wachovia

                   Market Leadership in a Superior Footprint
--------------------------------------------------------------------------------
         The new
[WACHOVIA LOGO APPEARS HERE]



                               [MAP APPEARS HERE]





--------------------------------------------------------------
#1 Retail Bank in East

                                                   Deposit
Rank                     State                      Share
#1                   North Carolina                 24%

#1                   South Carolina                 21%

#1                     Virginia                     20%

#1                    Eastern PA                    20%

#1                     Georgia                      19%

#2                    Florida                       16%

#2                   New Jersey                     12%
--------------------------------------------------------------
Source: SNL Securities. Ranked by deposit market share.

                             Competitive Landscape
                          Creating a Powerful Franchise
--------------------------------------------------------------------------------

East Coast Deposit Market Share(1)(2)

                              # OF            TOTAL          MARKET
RANK     INSTITUTION        BRANCHES       DEPOSIT($BN)      SHARES
--------------------------------------------------------------------
      The New Wachovia(3)     2,794          $172.9           11.5%
 1    First Union             2,082           132.1            8.8
 2    Bank of America         1,580           111.5            7.4
 3    Fleet Boston            1,131            65.9            4.4
 4    SunTrust                  927            50.9            3.4
 5    Wachovia                  712            40.7            2.7
 6    PNC                       614            40.1            2.7
 7    BB&T                      930            38.4            2.6
 8    Mellon Financial          284            21.9            1.5
 9    M&T Bank                  438            21.1            1.4
10    SouthTrust                399            16.3            1.1


Source: SNL Securities as of June 30, 2000.

(1)  Consists of FL, GA, SC, NC, VA, DC, MD, DE, NJ, PA, NY and CT.

(2) Excludes money center banks including J.P. Morgan, Citigroup, HSBC and Bank of New York.

(3)  Excludes impact of deposit divestitures.

                            Scale in Retail Banking
                      Efficient Retail Distribution System
--------------------------------------------------------------------------------
Average Deposits Per Branch
(Dollars in Millions)


[BAR CHART APPEARS HERE]

             The New Wachovia                    SunTrust Proposal
             $73.5        $75.3                    $61.9     $64.7
          -------------------------------------------------------------
            1 Mile        2 Miles                 1 Mile     2 Miles

          -------------------------------------------------------------
           Pro Forma Consolidated               Pro Forma Consolidated





 Retail Distribution

                                                    The new        SunTrust
                                                    Wachovia       Proposal

 Retail Customers                                    19MM           8MM

 On-line Banking Customers                           3MM            1MM

 Total Deposits(1)                                  $186BN         $108BN


 Core Deposits(1)(2)                                $164BN          $81BN

 Branches(3)                                         2,600          1,700

 ATM Network                                         5,128          3,415
--------------------------------------------------------------------------------
(1)  As of March 31, 2001.
(2)  Excludes time deposits > $100M and estimated divestitures.
(3) Excludes approximately 300 branches for First Union/Wachovia and 160 branches for SunTrust/Wachovia.


Source: SNL Securities as of June 2000, excludes branches with zero deposits.

                    Small Business & Middle Market Platform
 Leverages Strong Product & Service Capabilities to Create a Leading Franchise
--------------------------------------------------------------------------------

>>Strength in serving needs of small businesses

         -     New Wachovia will serve 900,000 small businesses

         -     Ranked as the #1 SBA lender in loans originated in the East

>>Leading provider of financial products and services to corporate/middle market customers in the East

>>Premier treasury services/cash management provider

         - 3rd largest corporate cash management provider, based on First Union's volume

         - Combined with Wachovia's industry leader position in overall quality, overall customer satisfaction

>>Full service investment banking capability - capital markets, advisory services, private equity

                     Asset & Wealth Management/Brokerage

                      The New Wachovia - a National Leader
--------------------------------------------------------------------------------






                                                    The new           SunTrust
                                                    Wachovia          Proposal
--------------------------------------------------------------------------------
   Total Assets Under Management                  $222 billion      $142 billion
   Mutual Fund Assets Under Management             $98 billion       $31 billion
   # of Licensed Brokers                            8,350(1)            674
   # of Brokerage Offices                             600                75
   # of Private Client/High Net Worth Offices         133                57
--------------------------------------------------------------------------------

Note: Wachovia contributes $50 billion in assets under management, $11 billion in mutual fund assets under management, 571 licensed brokers, 64 brokerage offices and 57 private

(1) 6th largest brokerage firm in the U.S. in terms of number of licensed brokers.

                            Superior Product Offering
                Creating a Leading Financial Services Franchise
--------------------------------------------------------------------------------

                                        The new           SunTrust
                                        Wachovia          Proposal
--------------------------------------------------------------------------------



Investment Management                   [Strong]        [Below Average]

Mutual Funds                            [Strong]        [Below Average]

High Net Worth / Personal Trust         [Strong]         [Acceptable]

Insurance                               [Strong]         [Acceptable]

401(k) - Institutional                [Acceptable]        [Strong]

CAP / Consolidated Accounts             [Strong]          [Strong]

Capital Markets Products                [Strong]         [Acceptable]

Treasury Services / Cash Mgmt           [Strong]         [Acceptable]

Commercial Lending                      [Strong]          [Strong]

Consumer Lending                        [Strong]          [Strong]

Deposit Products                        [Strong]          [Strong]



[Shaded Circle] = Strong

[Line down middle of Circle] = Acceptable

[One quarter shaded] = Below Average

[Circle] = Weak

                               Technology Platform
  We Believe That Technology Will Be Strategic Advantage for the New Wachovia
--------------------------------------------------------------------------------
                         The new                        SunTrust
                         Wachovia                       Proposal

E-business        - Leading Edge                   - SunTrust initiative
                                                     under development

Customer Service  - Broader product offerings      - Standard product offerings
                  - Combines WB's high touch       - Undifferentiated service
                    approach with FTU's leading
                    automated platform

                  - Proven ability to achieve      - Limited ability to absorb
                    integration                      continued growth
Scalability
                  - Scale necessary to maintain    - Significant need for
                    leadership position              ongoing investment

Investment        - A strategic emphasis of both   - SunTrust has traditionally
                    partners                         taken a "wait-an-see"
                  - Investment has resulted in       approach
                    superior systems and efficient
                    operations

                               Quality of Earnings
  Higher-Quality Earnings Should Drive Multiple Expansion at the New Wachovia
--------------------------------------------------------------------------------



[BAR CHART APPEARS HERE]

        Asset Management & Capital Markets Revenues to Total Net Revenues

SunTrust Proposal       41.8%
------------------------------
The new Wachovia        20.8%



Fee Income to Total Net Revenues

SunTrust Proposal       47.5%
-------------------------------
The new Wachovia        41.7%

                                 Growth Engines
        Wachovia Shareholders Benefit from First Union's Growth Drivers
--------------------------------------------------------------------------------

[FIRST UNION LOGO]


                            [BAR CHART APPEARS HERE]


                      12/31/98 12/31/00     1Q99   4Q00(1)
                           AUM ($BN)        Revenues ($MM)

                              12%                 54%
                          ----------         -----------
                          $152  $171         $620   $955



                                  Scale in Asset Mgmt Business with Established Growth and Integration Track Record




[SUNTRUST LOGO]



                            [BAR CHART APPEARS HERE]


                      12/31/98 12/31/00      1Q99   4Q00
                           AUM ($BN)        Revenues ($MM)

                              2%                 (1%)
                           --------          -----------
                           $91  $93          $167   $165



                                  Low Growth, Sub-scale Business


(1) First Union changed its line of business reporting in 1Q01 for its asset management division resulting in the inability to compare 1Q01 transaction. Organic growth over this time period equaled approximately 30%.

                                The New Wachovia
--------------------------------------------------------------------------------
            In Our View, a Superior Value for Wachovia Shareholders

Strategically

>> #1 retail bank in the East based on deposits

>> Premier wealth management and brokerage franchise

>> Industry-leading product set and distribution platform

>> Diversified, high- quality revenue and earnings stream

[GRAPHIC]
Financially

>> Substantial accretion to EPS

>> Protected dividend payment

>> Well-capitalized institution with ability to generate significant excess capital

>> Excess capital to fund future dividend increases and strategic initiatives

Risk/Reward

>> Significant growth potential in the new Wachovia stock

>> Deliberate 3-year integration plan

>> Achievable cost savings

>> Full-time, dedicated and experienced integration team

                            Superior Earnings Growth
--------------------------------------------------------------------------------
     Wachovia's Earnings Are Expected to Grow Much Faster in a Combination
                      with First Union Than with SunTrust


                            [BAR CHART APPEARS HERE]

                       2002           2003         2004
                   -----------    -----------   -----------
                   15.2%  1.9%    17.4%  5.7%   19.8%  9.3%
                     X     -        X     -       X     -

                 X The new Wachovia    - SunTrust Proposal

Note: Figures are for cash EPS and are based on data reflected in respective investor presentations.

                   The New Wachovia Offers a Better Dividend
--------------------------------------------------------------------------------
         And Is Expected to Result in Superior Dividend Growth Long-Term


We believe:

>> Profits of the new Wachovia will grow faster than in combination with SunTrust

>> The new Wachovia will have more funds available to pay to its


>> The new Wachovia will grow its dividend faster than a hypothetical dividend from SunTrust

>> Wachovia shareholders are given a choice that assures them of at least the same $2.40 annual dividend they receive on their current Wachovia shares

                                The new Wachovia
--------------------------------------------------------------------------------
            In Our View, a Superior Value for Wachovia Shareholders

Strategically

>> #1 retail bank in the East based on deposits

>> Premier wealth management and brokerage franchise

>> Industry-leading product set and distribution platform

>> Diversified, high-quality revenue and earnings stream


Financially

>> Substantial accretion to EPS

>> Protected dividend payment

>> Well-capitalized institution with ability to generate significant excess capital

>> Excess capital to fund future dividend increases and strategic initiatives


[GRAPHIC]
Risk/Reward

>> Significant growth potential in the new Wachovia stock

>> Deliberate 3-year integration plan

>> Achievable cost savings

>> Full-time, dedicated and experienced integration team

                    Less Integration Risk - More Experience
          We Believe Creating the New Wachovia is Best for Shareholders
--------------------------------------------------------------------------------

The new Wachovia

Agreed-Upon Transaction

    |X| 40+ transactions since 1992 with cumulative acquired assets of approximately $150 billion

    |X| Integrated 10 mutual fund complexes and 4 brokerage houses representing
        3 million customers

    |X| Common operating platform / systems

    |X| Public commitment by senior Wachovia managers


SunTrust Proposal

Hostile Proposal

    |X| Largest transaction ever attempted by a factor of 3x (based on assets)

    |X| Only one transaction greater than $100 million in deal value in the last
        10 years

    |X| Has never attempted an in-market integration of any size

    |X| Continuity of Wachovia management to support necessary integration is at risk

                   Integration Risk - This Is Not CoreStates
            CoreStates Was an Entirely Different Type of Transaction
--------------------------------------------------------------------------------

  CoreStates Issues                           The new Wachovia
----------------------                    ---------------------------

Higher Cost Savings /        -->          Lower Cost Savings /
Lower Overlap                             Higher Overlap

Projected Synergies          -->          Cost Savings Equal to
Equal to 2/3rd of                         Approximately 1/3rd of
CoreStates' Expenses                      Wachovia's Expenses

Accelerated Phase-In         -->          Deliberate Phase-In
                                          Over Three Years.
                                          Full-time dedicated and
                                          experienced integration team

"Can't-fail" Attitude        -->          Learned From
                                          CoreStates Experience

                          Availability of Cost Savings
           We Believe Our Assumptions Are Conservative and Lower Risk
--------------------------------------------------------------------------------
[GRAPHIC]
    8% of Combined Expenses

      >> The new Wachovia predicated on lower relative cost savings / greater overlap
         - Cost savings assumptions have been confirmed - we have a high degree of comfort in our estimates
         - Close to 2x branch overlap and greater business line overlap drive synergies
         - Scale differential has a meaningful impact in terms of purchasing power, marginal costs and technology spend
         - Pro forma efficiency ratio of 56% is consistent with peer averages

[GRAPHIC]
Lower Risk

[GRAPHIC]
 10% of Combined Expenses


      >> SunTrust cost savings estimate 25% to 30% greater than when "agreed upon" in December
         - Lower relative franchise overlap heightens execution risk, Georgia and Virginia
         - Lack of business line scale/overlap limits savings
         - Pro forma efficiency ratio of 50% is aggressive compared to peer averages

[GRAPHIC]
Much Higher Risk

                                     Agenda
--------------------------------------------------------------------------------


[ ]   The New Wachovia -A Superior Value
      -  Strategically
      -  Financially
      -  From a risk / reward perspective

[GRAPHIC] [ ]  Why A Combination with SunTrust Will Not Work
          [ ]  What Independent Observers Are Saying
          [ ]  Conclusion
          [ ]  Appendix

                              Wachovia's Conclusion
              We Believe a Transaction with SunTrust Will Not Work
--------------------------------------------------------------------------------
        >> Management teams unable
           to build a constructive
           working relationship
                                                       Transaction with SunTrust
        >> No consensus on business                        Inconsistent with
           model philosophy                               Wachovia's Recently
                                          [GRAPHIC]     Completed Strategic Plan
        >> Merger would not resolve
           strategic challenges:

           - Product Capabilities
           - Technology
           - Scale

        >> Concern over SunTrust's
           future earnings growth

                            Inferior Earnings Growth
     Wachovia's Earnings Are Expected to Grow Much Slower in a Combination
                       with SunTrust Than with First Union
--------------------------------------------------------------------------------

[Bar chart appears here]

          2002                   2003                     2004
     15.2%    1.9%         17.4%     5.7%            19.8%     9.3%
       X       -             X        -                X        -

           X First Union Merger         - SunTrust Proposal

Note: Figures are for cash EPS and are based on data reflected in respective investor presentations.

                    Wachovia Board of Directors' Conclusion
                  Strongly Committed to Merger with First Union
--------------------------------------------------------------------------------
>> Wachovia has rejected SunTrust not once, but twice

>> After a thorough review, Wachovia's board of directors concluded that a transaction with SunTrust is strategically and financially inferior to our agreed-upon merger with First

>> SunTrust's hostile actions only reinforce the incompatibility of



     "SunTrust's break-up attempt is an act born of desperation that is more about preventing the formation of a formidable competitor - the new Wachovia - than about creating value for Wachovia shareholders."

   Bud Baker, Chairman & CEO, Wachovia (Letter to shareholders, June 20, 2001)

                           The Market Also Has Spoken
     Near Term Premium to First Union Transaction Has Virtually Evaporated
            [need to update stock prices and therefore percentages]
--------------------------------------------------------------------------------
                 Premium Relative to First Union Transaction(1)

[Bar chart appears here]

              1/1/01              5/11/01              7/12/01
              21.4%                15.8%                1.5%

            Beginning       Day Before SunTrust's       Today
           of the Year         Hostile Proposal



(1) Implied value of First Union merger includes impact of $0.48 special dividend.

                                     Agenda
--------------------------------------------------------------------------------

           [ ]  The New Wachovia - A Superior Value
                 -  Strategically
                 -  Financially
                 -  From a risk / reward perspective
           [ ]   Why A Combination with SunTrust Will Not Work
[GRAPHIC]  [ ]   What Independent Observers Are Saying
           [ ]   Conclusion

What Independent Observers Are Saying
--------------------------------------------------------------------------------

 "First Union / Wachovia is the better combination"

 "The five reasons why I favor a First Union / Wachovia combination are as follows:

  1.  It's friendly
  2.  First Union / Wachovia would have a better business mix
  3. The cost savings potential in a First Union / Wachovia combination is greater than in a SunTrust / Wachovia combination
  4.  First Union would handle the integration of Wachovia better than SunTrust
  5.  There is more upside in First Union stock..."

     - Bankstocks.com Research Report, T. Brown, CEO, Second Curve Capital, June 4, 2001

    "...Wachovia's decision to end discussions with SunTrust in December would appear to have been the result of a thoughtful assessment of whether the combination would ultimately add to shareholder value. Wachovia's management has always seemed to be diligent in its decision-making process, and it is hard to believe it rushed into a marriage with First Union simply to get out of SunTrust's clutches. We think the process was a lot more thoughtful than that..."

    " Given the two competing offers are both for stock, and with the bids fairly close together, shareholders will have to make an assessment about which deal promises greater long-term returns. Wachovia's now-public doubts about a SunTrust combination would seem to add an additional layer of risk to that transaction over and above risks that would have existed if the two sides had arrived at a friendly deal..."

          - Keefe, Bruyette & Woods, Inc., M.P. O'Doherty, May 24, 2001


Note: Permission to use quotes obtained.

  What Independent Observers Are Saying
--------------------------------------------------------------------------------
  "...We now believe the First Union merger with Wachovia ought to prevail...As the premium of SunTrust' offer has declined - the deal becomes less about top price and more about the currency of the acquiror - we like First Union's currency better..."

  "...In our opinion, the total return potential of First Union (over a 12-month period) is better than the total return of the SunTrust offer ..."

  "...the pro forma [SunTrust/Wachovia] company would be limited in its ability to capture a broader range of financial ...this combination would revolve around cost savings as a means to drive the bottom line in the short run and as capital builds, share repurchases would then contribute to EPS growth. This is not a scenario that drives significant multiple expansion..."

            - Deutsche Banc. Alex Brown Inc., G. Bicher, May 25, 2001


 "...We believe that given the lengthy time this is bound to drag out, STI shares will have limited upside potential until some ...The increase [in STI's bid] would have to be significant to make an investment in WB attractive enough to overcome the potential downward move in STI's stock price (eroding the higher purchase price again), as well as the time value of money...FTU shares, on the other hand, look attractive...We believe institutional shareholders would look at the value they would receive in FTU stock today versus the possibility of STI being successful in a hostile transaction..."

            - Sandler O'Neill & Partners LP, K. Blecher, May 24, 2001

Note: Permission to use quotes obtained.

What Independent Observers Are Saying
--------------------------------------------------------------------------------

 "...Based on our discussion with WB Management it is evident that they are committed to the merger of equals with First Union and that is an integral step in advancing WB toward its goal of becoming a Regional Ruler... WB and FTU complement each others strengths and weaknesses..."

                  - Lehman Brothers, H. Dickson, May 29, 2001


"...The second point raised by Wachovia is that a combination with First Union would result in stronger performance near ...It does seem likely that a Wachovia/First Union combination would generate higher ..."


"...Both companies have exactly the same goals, which are to maximize wealth management programs, increase investment banking activities and develop new approach to retail banking that will increase the yields on this business. Operating together, they are more likely to be successful than as competitors in the same geographic region... move is a brilliant stroke that will yield Wachovia shareholders significant benefits despite the fact that the premium paid for the acquisition is relatively low..."


           - Raymond James & Associates, R. , April 16 - May 23, 2001




 "...Although this merger is likely to increase the short-term operating risk associated with the newly formed company, in the longer term, we believe the prospects for both banks have been greatly improved. The relatively low deal premium allows for an attractive return for shareholders..."

         - Friedman, Billings, Ramsey & Co. Inc., J.B. ,April 17, 2001



Note: Permission to use quotes obtained.

                                     Agenda
--------------------------------------------------------------------------------

          [ ]  The New Wachovia - A Superior Value
               -   Strategically
               -   Financially
               -   From a risk / reward perspective
          [ ]  Why A Combination with SunTrust Will Not Work
          [ ]  What Independent Observers Are Saying
[GRAPHIC] [ ]  Conclusion

                      The New Wachovia - A Compelling Story
         WB's Due Diligence Focused on FTU's Core Earnings Growth Trends
--------------------------------------------------------------------------------
Benefits of First Union's restructuring efforts are being realized and outlook for earnings is strong

[GRAPHIC]

  Our Questions Were Consistent with Those Of The Market

>> Focus of due diligence was on:
   -  Core underlying growth trends
   -  Quality of earnings
   -  Credit quality and adequacy of reserves

[GRAPHIC]

 Our Conclusion Was Unambiguous

>> First Union has turned the corner:
   - Restructuring essentially complete
   - Core earnings demonstrably trending upwards
   - Revenue momentum building
   - 2nd quarter 2001 earnings above investors' expectations
   - Impact of growth engines being recognized
   - All prior transactions are fully integrated

                   First Union Has Significant Core Earnings
                                    Momentum
Impact of Restructuring Essentially Completed [need to confirm reported for 2Q and projections going forward based on revised Street consensus as appropriate]
--------------------------------------------------------------------------------
[X] Core EPS               [-] Reported EPS      [+] Projected Core EPS


[Bar chart appears here]


 1Q00      2Q00       3Q00       4Q00       1Q01      2Q01        3Q01    4Q01
$0.85(X)   $0.73(X)   $0.71(X)   $0.69(X)   $0.63(X)  $0.66(X)    $0.65+  $0.67+
$0.68-     $0.62-     $0.58-     $0.59-     $0.62-                  Projected

Source: Wachovia due diligence and current Street estimates.

NOTE:  2Q01 earnings exceeded street consensus of $0.63

[GRAPHIC]

                       Market Starting to See What We Saw
      First Union Stock Significantly Outperforming SunTrust Stock in 2001
           [need to update stock prices and therefore percentages!!!]
--------------------------------------------------------------------------------
YTD Price Performance
(Through July 12, 2001)

      24%                4%                        Our Expectations Were On Target
[First Union logo]  [SunTrust Logo]           (STI Premium Relative to FTU Transaction)(1)

                                    [GRAPHIC]        21.4%            15.8          1.6%
                                                      1/1             5/11          7/12
                                                   Beginning       Day before       Today
                                                  of the year   hostile proposal

      YTD Price Performance Prior
      To Respective Announcements

       15%                 2%
 [First Union Logo]   [SunTrust Logo]


(1) Includes value of the $0.48 special dividend.

[GRAPHIC]

                           SunTrust "Premium" Illusory
     Cannot Look at Premium in Stock Transaction at a Single Point in Time
                      [need to update numbers and footnote]
--------------------------------------------------------------------------------

[GRAPHIC]                                              [GRAPHIC}

               Last 360 Days(1)                         (check)  Current First Union valuation
                                                                 believed to be adversely impacted
    187 Days When the New Wachovia Transaction                   by arbitrage investors
                 Was Worth More
                                                        (check)  The new Wachovia transaction
    173 Days When the SunTrust Proposal Was                      worth more (on average) over last
                  Worth More                                     360 days

                                                        (check)  Current implied premium of approximately
                                                                 1.6% in SunTrust proposal insignificant



(1) Based on last 360 trading days as of July 12, 2001.

[GRAPHIC]

[GRAPHIC]

                                The New Wachovia
            We Believe the New Wachovia is Superior for Shareholders
--------------------------------------------------------------------------------
>> Longer term, we believe the new Wachovia provides significantly greater upside
   - Superior franchise
   - Greater upside for P/E ratio
   - Considerably lower risk

>> SunTrust proposal not financially attractive to Wachovia shareholders
   - No appreciable premium, less growth long term
   - Is a proposal, not a transaction

>> SunTrust alternative has been fully reviewed and repeatedly rejected

                                The New Wachovia
             We Believe the New Wachovia is Superior for Employees
--------------------------------------------------------------------------------
>> Less disruption

        - Mergers of equals approach employee displacement differently than hostile takeovers

        -    Extended integration period allows a gradual, deliberate process

        -    No branches will close in the first year

        - We expect much of the headcount reduction to occur through normal attrition

>> Greater prospective career opportunities

        -    The new Wachovia will be a growing, dynamic company

        - The new Wachovia is positioned to be a dominant player in its industry